Ex. 4.1(a)
FIRST AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP, L.P. (the “Partnership”), is entered into as of June 2, 2008, by American Realty Capital Trust, Inc., a Maryland corporation, the general partner of the Partnership (the “General Partner”).

RECITALS:

WHEREAS, the General Partner formed a limited partnership pursuant to and in accordance with the Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time,

by the filing of a Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware on August 17, 2007 (as amended on August 21, 2007 and as further amended on June 2, 2007), and by entering into the Agreement of Limited Partnership by and among the General Partner and American Realty Capital Advisors, LLC as Limited Partner and American Realty Capital II, LLC as Special Limited Partner (the “Original LP Agreement”) as of August 17, 2007;

WHEREAS, the General Partner desires to amend the Original LP Agreement to reflect a change of address of the principal office of the Partnership;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein the Members hereby agree to amend the Original LP Agreement as follows:

2.3 Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is the Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The principal office of the Partnership shall be 106 Old York Road, Jenkintown, PA 19046, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this agreement as of the date and year first aforesaid.

By: AMERICAN REALTY CAPITAL TRUST, INC.
its General Partner

By: /s/ Nicholas S. Schorsh
Name: Nicholas S. Schorsh
Title: Chief Executive Officer